Exhibit 99.1

COTT PRICES AND INCREASES AMOUNT OF SENIOR NOTES OFFERING

TORONTO, ON and TAMPA, FL—(Marketwired - March 8, 2017) - Cott Corporation (“Cott”) (NYSE: COT) (TSX: BCB) announced today that its wholly owned subsidiary, Cott Holdings Inc. (the “Issuer”), priced a private placement offering and increased the amount of the offering to $750 million in aggregate principal amount of senior notes (the “Notes”). The Notes will mature on April 1, 2025 and interest on the Notes will accrue and be payable semi-annually in arrears on April 1 and October 1 commencing October 1, 2017 at the rate of 5.5% per annum. The Notes will yield gross proceeds to the Issuer of $750 million. The offering was made to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act and other applicable laws. The settlement of the Notes is anticipated to occur on or about March 22, 2017, subject to customary closing conditions.

The net proceeds from this offering, will be used to repurchase any and all of the outstanding 6.75% Senior Notes due 2020 (the “2020 Notes”) of Cott Beverages Inc., a Georgia corporation and a wholly owned subsidiary of Cott, through a tender offer and consent solicitation (the “Tender Offer”) announced on March 6, 2017 and through a redemption of any of the 2020 Notes that remain outstanding if less than all of the outstanding 2020 Notes are repurchased in the Tender Offer, to pay tender and redemption premiums on the 2020 Notes, as applicable, to pay down the loans under the asset-based lending credit facility of Cott and to pay related fees and expenses.

“Due to strong demand we were able to increase the size of the offering to $750 million,” commented Jerry Fowden, Cott Chief Executive Officer. “The additional proceeds better positions Cott in anticipation of calling our 10% Senior Secured Notes due 2021 in September of this year,” continued Mr. Fowden.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.

The Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The terms and conditions of the Tender Offer are described in an Offer to Purchase and Consent Solicitation Statement, dated March 6, 2017 (the “Statement”), and a related Consent and Letter of Transmittal, which have been sent to holders of the 2020 Notes. This news release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Tender Offer is made only by, and pursuant to the terms of, the Statement and the related Consent and Letter of Transmittal. In addition, this press release does not constitute a notice of redemption of the 2020 Notes under the optional redemption provisions of the indenture governing the 2020 Notes. The Notes may be offered and sold in Canada on a private placement basis in certain provinces to accredited investors in reliance on available exemptions from the prospectus requirement of applicable Canadian securities laws.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements convey management’s expectations as to the future based on plans, estimates and projections at the time Cott makes the statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements related to the Issuer’s intention to issue and sell the Notes, the principal amount and maturity date of the Notes, the Issuer’s use of the net proceeds from the offering of the Notes and the potential redemption of the 10% Senior Secured Notes due 2021. The forward-looking statements are based on assumptions regarding the time necessary to satisfy the conditions to the closing of the transaction and management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to the risk factors contained in Cott’s Annual Report on Form 10-K, as well as other filings with the Securities and Exchange Commission. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

There is no assurance that 10% Senior Secured Notes due 2021 will be redeemed in September. Any redemption is subject to market conditions and other factors.

CONTACT:

Jarrod Langhans

Investor Relations

Tel: (813) 313-1732

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